Schneider National, Inc. Reports Fourth Quarter 2019 Results

•	Operating Revenues $1.2 billion

•	Income from Operations $78.1 million; Adjusted Income from Operations $91.4 million

•	Diluted Earnings Per Share $0.32; Adjusted Diluted Earnings Per Share $0.37

•	Full year 2020 Adjusted Diluted Earnings Per Share guidance of $1.25 to $1.35

Green Bay, Wis. - January 29, 2020 – Schneider National, Inc. (NYSE: SNDR, “Schneider” or the “Company”), a leading transportation and logistics services company, today announced results for the fourth quarter and year ended December 31, 2019.

“Collectively, we leveraged our portfolio and delivered solid results despite the muted seasonal peak of the fourth quarter,” stated Mark Rourke, Chief Executive Officer and President of Schneider. “Core Truckload generated an operating ratio of 89.1% driven by the performance of our Dedicated operations and effective cost management. Intermodal delivered a fourth quarter operating ratio of 87.7% and surpassed $1 billion in annual revenue for the first time in 2019. Logistics grew brokerage volumes which helped mitigate rate compression.”

“We took several actions during 2019 to refine our freight mix and the services we offer. In addition, we improved our cost profile, lowered our age of fleet, and drove improvements through continued investments in technology,” Rourke continued. “We believe these actions position us well for 2020 and the opportunities that lie ahead.”

Results of Operations (unaudited)

The following table sets forth the Company’s results of operations for the periods indicated:

	Three Months Ended December 31,			Year Ended December 31,
(in millions, except ratios & per share amounts)	2019	2018	Change	2019	2018	Change
Operating revenues	$1,156.3	$1,321.6	(13)%	$4,747.0	$4,977.0	(5)%
Revenues (excluding fuel surcharge)	1,040.5	1,184.6	(12)%	4,281.0	4,454.2	(4)%
Income from operations	78.1	118.6	(34)%	207.8	375.8	(45)%
Adjusted income from operations	91.4	120.6	(24)%	306.1	383.6	(20)%
Operating ratio	93.2%	91.0%	(220) bps	95.6%	92.4%	(320) bps
Adjusted operating ratio	91.2%	89.8%	(140) bps	92.8%	91.4%	(140) bps
Net income	$55.9	$84.8	(34)%	$147.0	$268.9	(45)%
Adjusted net income	65.8	86.8	(24)%	220.2	275.2	(20)%
Diluted earnings per share	0.32	0.48	(33)%	0.83	1.52	(45)%
Adjusted diluted earnings per share	0.37	0.49	(24)%	1.24	1.55	(20)%
Weighted average diluted shares outstanding	177.4	177.2	0.2	177.3	177.2	0.1

Results of Operations - Enterprise

Enterprise income from operations for the fourth quarter of 2019 was $78.1 million, a decrease of $40.5 million, or 34%, compared to the same quarter in 2018. Income from operations was impacted by an additional $13.3 million of shutdown costs for the First to Final Mile (FTFM) service offering, primarily related to equipment disposal valuations recorded in the Truckload segment. In addition, lower price and muted peak season volumes contributed to lower income compared to a year ago. Adjusted income from operations was $91.4 million, a decrease of $29.2 million, or 24%, compared to the same quarter in 2018.

Results of Operations – Reportable Segments

Truckload

Truckload revenues (excluding fuel surcharge) for the fourth quarter of 2019 were $494.5 million, a decrease of $85.6 million, or 15%, compared to the same quarter in 2018. Revenue per truck per week decreased $173, or 4%, compared to the fourth quarter of 2018. Excess industry capacity levels resulted in fewer peak season opportunities compared to the same quarter a year ago.

Truckload income from operations was $40.4 million in the fourth quarter 2019, a decrease of $34.5 million, or 46%, compared to the same quarter in 2018 primarily due to lower price, partially offset by the efforts to reduce costs and align our fleet. Fourth quarter 2019 included $13.3 million of FTFM shutdown costs while fourth quarter of 2018 included approximately $10 million of FTFM operating losses. Truckload segment operating ratio was 91.8% in the fourth quarter of 2019 compared to 87.1% in the fourth quarter 2018. Excluding all impacts of the FTFM service offering, core Truckload operating ratio was 89.1% in the fourth quarter of 2019 compared to 84.4% in the same quarter a year ago.

Intermodal

Intermodal revenues (excluding fuel surcharge) for the fourth quarter of 2019 were $261.2 million, a decrease of $6.7 million, or 3%, compared to the same quarter in 2018. Revenue per order decreased $81, or 4%, compared to the fourth quarter of 2018 primarily due to a change in mix related to seasonal project orders. Intermodal orders increased 1.5% compared to the fourth quarter of 2018.

Intermodal income from operations for the fourth quarter of 2019 was $32.2 million, a decrease of $7.5 million, or 19%, compared to the same quarter in 2018 primarily due to increased third-party costs, including rail. Intermodal operating ratio was 87.7% in the fourth quarter of 2019 compared to 85.2% in the same quarter a year ago.

Logistics

Logistics revenues (excluding fuel surcharge) for the fourth quarter of 2019 were $227.8 million, a decrease of $52.4 million, or 19%, compared to the same quarter in 2018. Brokerage volume increased 5%, which was moderated by lower rates and fewer premium revenue opportunities. Revenue also decreased due to a customer insourcing in the Company's import/export business earlier in 2019.

Logistics income from operations for the fourth quarter of 2019 was $7.9 million, a decrease of $8.2 million, or 51%, compared to the same quarter in 2018 due primarily to net revenue compression, partially offset by cost management and benefits from continued investments in digital technology. Logistics operating ratio was 96.5% in the fourth quarter of 2019, compared to 94.3% in the fourth quarter of 2018.

Business Outlook

“We are optimistic about 2020 as we expect a supportive macroeconomic climate to lead to a more balanced marketplace, especially in the second half of the year as capacity levels rationalize,” noted Rourke. “We expect to generate growth by delivering truck-like reliability in our Intermodal offering, creative solutions in our Dedicated and specialty offerings, and deployment of new technology across our portfolio. We are committed to deliver value to our customers, returns for our shareholders, and a quality experience for our professional drivers. Our full year 2020 guidance for adjusted diluted EPS is $1.25 to $1.35, and our net capital expenditures guidance is approximately $310 million.”

Non-GAAP Financial Measures

The Company has presented certain non-GAAP financial measures, including revenues (excluding fuel surcharge), adjusted income from operations, adjusted operating ratio, adjusted net income, and adjusted diluted earnings per share. Management believes the use of non-GAAP measures assists investors in understanding the business, as further described below. The non-GAAP information provided is used by Company management and may not be comparable to similar measures disclosed by other companies. The non-GAAP measures used herein have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of results as reported under GAAP.

A reconciliation of net income per share to adjusted diluted earnings per share as projected for 2020 is not provided. Schneider does not forecast net income per share as the Company cannot, without unreasonable effort, estimate or predict with certainty various components of net income. The components of net income that cannot be predicted include expenses for items that do not relate to core operating performance, such as costs related to potential future acquisitions, as well as the related tax impact of these items. Further, in the future, other items with similar characteristics to those currently included in adjusted net income, that have a similar impact on the comparability of periods, and which are not known at this time may exist and impact adjusted net income.

About Schneider National, Inc.

Schneider National is a leading transportation and logistics services company providing a broad portfolio of premier truckload, intermodal and logistics solutions, and operating one of the largest for-hire trucking fleets in North America. The Company believes it has developed a differentiated business model that is difficult to replicate due to its scale, breadth of complementary service offerings, and proprietary technology platform. Its highly flexible and balanced business combines asset-based truckload services with asset-light intermodal and non-asset logistics offerings, enabling the Company to serve customers’ diverse transportation needs. Since its founding in 1935, the Company believes it has become an iconic and trusted brand within the transportation industry by adhering to a culture of safety “first and always” and upholding its responsibility to associates, customers, and the communities the Company serves.

Special Note Regarding Forward-Looking Statements

This earnings release contains forward-looking statements, within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current expectations, beliefs, plans, or forecasts with respect to, among other things, future events and financial performance and trends in the business and industry. The words “may,” “will,” “could,” “should,” “would,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “prospects,” “potential,” “budget,” “forecast,” “continue,” “predict,” “seek,” “objective,” “goal,” “guidance,” “outlook,” “effort,” “target,” and similar words, expressions, terms, and phrases among others, generally identify forward-looking statements, which speak only as of the date the statements were made. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks, and uncertainties. Readers are cautioned that a forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement.

The statements in this news release are based on currently available information and the current expectations, forecasts, and assumptions of the Company's management concerning risks and uncertainties that could cause actual outcomes or results to differ materially from those outcomes or results that are projected, anticipated, or implied in these statements. Such risks and uncertainties include, among others, those discussed in Part I, Item 1A, “Risk Factors,” of the Company's Annual Report on Form 10-K filed on February 26, 2019, subsequent Reports on Form 10-Q and 8-K and our other filings we make with the U.S. Securities and Exchange Commission. In addition to any such risks, uncertainties, and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following:

•	Economic and business risks inherent in the truckload and transportation industry, including competitive pressures pertaining to pricing, capacity, and service;

•	Our ability to manage and implement effectively our growth and diversification strategies and cost saving initiatives;

•	Our dependence on our reputation and the Schneider brand and the potential for adverse publicity, damage to our reputation, and the loss of brand equity;

•	Risks related to demand for our service offerings;

•	Risks associated with the loss of a significant customer or customers;

•	Capital investments that fail to match customer demand or for which we cannot obtain adequate funding;

•	Fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase commitments, and our ability to recover fuel costs through our fuel surcharge programs;

•	Our ability to attract and retain qualified drivers and owner-operators;

•	Our reliance on owner-operators to provide a portion of our truck fleet;

•	Our dependence on railroads in the operation of our intermodal business;

•	Service instability from third-party capacity providers used by our logistics brokerage business;

•	Changes in the outsourcing practices of our third-party logistics customers;

•	Difficulty in obtaining material, equipment, goods, and services from our vendors and suppliers;

•	Variability in insurance and claims expenses and the risks of insuring claims through our captive insurance company;

•
The impact of laws and regulations that apply to our business, including those that relate to the environment, taxes, employees, owner-operators, and our captive insurance company; changes to those laws and regulations; and the increased costs of compliance with existing or future federal, state, and local regulations;

•	Political, economic, and other risks from cross-border operations and operations in multiple countries;

•	Risks associated with financial, credit, and equity markets, including our ability to service indebtedness and fund capital expenditures and strategic initiatives;

•	Negative seasonal patterns generally experienced in the trucking industry during traditionally slower shipping periods and winter months;

•	Risks associated with severe weather and similar events;

•	Significant systems disruptions, including those caused by cybersecurity events;

•	Exposure to claims and lawsuits in the ordinary course of business; and

•	Our ability to adapt to new technologies and new participants in the truckload and transportation industry.
The Company disclaims any intention and undertakes no obligation, to update or revise any of its forward-looking statements after the date of this release to reflect actual results or future events or circumstances whether as a result of new information, future events or otherwise, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Conference Call and Webcast Information

The Company will host an earnings conference call today at 10:30 a.m. Eastern Time. The conference call can be accessed by dialing 877-451-6152 (U.S.) or 201-389-0879 (international). A replay will be available approximately three hours after the call through February 5 by dialing 844-512-2921 (U.S.) or 412-317-6671 (international). The passcode for the replay is 13697752. A live webcast of the conference call can also be accessed on the Investor Relations section of the Company's website, schneider.com.

Contact:    Steve Bindas, Director of Investor Relations
920-592-SNDR
investor@schneider.com
Source: Schneider SNDR

SCHNEIDER NATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Operating revenues	$1,156.3	$1,321.6	$4,747.0	$4,977.0
Operating expenses:
Purchased transportation	507.6	534.1	1,996.4	1,965.9
Salaries, wages, and benefits	249.4	316.2	1,106.0	1,259.4
Fuel and fuel taxes	68.1	84.5	289.7	344.8
Depreciation and amortization	70.5	74.4	292.9	291.3
Operating supplies and expenses	111.9	127.1	530.2	491.3
Insurance and related expenses	31.6	32.8	109.6	102.2
Other general expenses	25.8	31.9	116.1	144.3
Goodwill impairment charge	—	2.0	34.6	2.0
Restructuring charges	13.3	—	63.7	—
Total operating expenses	1,078.2	1,203.0	4,539.2	4,601.2
Income from operations	78.1	118.6	207.8	375.8
Other expenses (income):
Interest income	(1.9)	(1.7)	(8.5)	(4.6)
Interest expense	3.5	4.1	16.6	17.1
Other expense (income)—net	0.4	(0.3)	1.6	(1.3)
Total other expenses	2.0	2.1	9.7	11.2
Income before income taxes	76.1	116.5	198.1	364.6
Provision for income taxes	20.2	31.7	51.1	95.7
Net income	$55.9	$84.8	$147.0	$268.9

Weighted average common shares outstanding	177.1	177.0	177.1	177.0
Basic earnings per share	$0.32	$0.48	$0.83	$1.52

Weighted average diluted shares outstanding	177.4	177.2	177.3	177.2
Diluted earnings per share	$0.32	$0.48	$0.83	$1.52

Dividends per share of common stock	0.06	0.06	0.24	0.24

SCHNEIDER NATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions, except share data)

	December 31, 2019	December 31, 2018
Assets
Cash and cash equivalents	$551.6	$378.7
Trade accounts receivable—net	465.8	593.1
Other current assets	388.3	352.5
Net property and equipment	1,851.6	1,922.2
Other noncurrent assets	402.8	378.0
Total Assets	$3,660.1	$3,624.5

Liabilities and Shareholders' Equity
Trade accounts payable	$207.7	$226.0
Current maturities of debt and finance lease obligations	55.5	51.7
Other current liabilities	202.0	244.9
Long-term debt and finance lease obligations	305.8	359.6
Deferred income taxes	449.0	450.6
Other noncurrent liabilities	203.7	159.4
Shareholders' Equity	2,236.4	2,132.3
Total Liabilities and Shareholders' Equity	$3,660.1	$3,624.5

SCHNEIDER NATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in millions)

	Year Ended December 31,
	2019	2018
Net cash provided by operating activities	$636.3	$566.5
Net cash used in investing activities	(350.2)	(337.6)
Net cash used in financing activities	(113.2)	(88.7)
Net increase in cash and cash equivalents	$172.9	$140.2

Net capital expenditures	$(306.9)	$(331.5)

Schneider National, Inc.
Revenues and Income from Operations by Segment
(unaudited)

Revenues by Segment

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2019	2018	2019	2018
Truckload	$494.5	$580.1	$2,076.8	$2,265.1
Intermodal	261.2	267.9	1,007.8	955.9
Logistics	227.8	280.2	934.8	1,023.9
Other	81.3	86.2	371.3	323.2
Fuel surcharge	115.8	137.0	466.0	522.8
Inter-segment eliminations	(24.3)	(29.8)	(109.7)	(113.9)
Operating revenues	$1,156.3	$1,321.6	$4,747.0	$4,977.0

Income (Loss) from Operations by Segment

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2019	2018	2019	2018
Truckload	$40.4	$74.9	$59.0	$237.1
Intermodal	32.2	39.7	107.7	130.4
Logistics	7.9	16.1	37.3	47.3
Other	(2.4)	(12.1)	3.8	(39.0)
Income from operations	$78.1	$118.6	$207.8	$375.8

Schneider National, Inc.
Key Performance Indicators by Segment
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Truckload	2019	2018	2019	2018
Dedicated standard
Revenues (excluding fuel surcharge) (1)	$79.0	$89.4	$329.8	$327.1
Average trucks (2) (3)	1,812	1,801	1,808	1,678
Revenue per truck per week (4)	$3,474	$3,926	$3,573	$3,819
Dedicated specialty
Revenues (excluding fuel surcharge) (1)	$94.3	$101.0	$376.2	$405.5
Average trucks (2) (3)	2,055	2,108	2,113	2,239
Revenue per truck per week (4)	$3,652	$3,792	$3,487	$3,546
For-hire standard
Revenues (excluding fuel surcharge) (1)	$289.1	$318.0	$1,149.0	$1,219.2
Average trucks (2) (3)	5,878	6,139	6,027	6,105
Revenue per truck per week (4)	$3,915	$4,097	$3,733	$3,911
For-hire specialty
Revenues (excluding fuel surcharge) (1)	$33.5	$74.6	$221.9	$316.2
Average trucks (2) (3)	611	1,527	1,143	1,546
Revenue per truck per week (4)	$4,362	$3,869	$3,804	$4,006
Total Truckload
Revenues (excluding fuel surcharge) (5)	$494.5	$580.1	$2,076.8	$2,265.1
Average trucks (2) (3) *	10,356	11,575	11,091	11,568
Revenue per truck per week (4)	$3,812	$3,985	$3,668	$3,840
Average company trucks (3)	7,413	8,751	8,191	8,814
Average owner-operator trucks (3)	2,943	2,824	2,900	2,753
Trailers	34,742	37,464	34,742	37,464
Operating ratio (6)	91.8%	87.1%	97.2%	89.5%

(1)	Revenues (excluding fuel surcharge), in millions, exclude revenue in-transit.

(2)	Includes company trucks and owner-operator trucks.

(3)	Calculated based on beginning and end of month counts and represents the average number of trucks available to haul freight over the specified timeframe.

(4)	Calculated excluding fuel surcharge and revenue in-transit, consistent with how revenue is reported internally for segment purposes, using weighted workdays.

(5)	Revenues (excluding fuel surcharge), in millions, include revenue in-transit at the operating segment level, and therefore does not sum with amounts presented above.

(6)	Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge) including revenue in-transit and related expenses at the operating segment level.

*	Amounts may not sum due to rounding.

	Three Months Ended December 31,		Year Ended December 31,
Intermodal	2019	2018	2019	2018
Orders (1)	122,112	120,316	451,617	449,330
Containers	22,655	21,790	22,655	21,790
Trucks (2)	1,531	1,474	1,531	1,474
Revenue per order (3)	$2,184	$2,265	$2,238	$2,122
Operating ratio (4)	87.7%	85.2%	89.3%	86.4%

(1)	Based on delivered orders.

(2)	Includes company trucks and owner-operator trucks at the end of the period.

(3)	Calculated excluding fuel surcharge and revenue in-transit, consistent with how revenue is reported internally for segment purposes.

(4)	Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge) including revenue in-transit and related expenses at the operating segment level.

	Three Months Ended December 31,		Year Ended December 31,
Logistics	2019	2018	2019	2018
Operating ratio (1)	96.5%	94.3%	96.0%	95.4%
Brokerage revenues as a percentage of Logistics revenues (2)	85.7%	77.9%	84.1%	78.2%

(1)	Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge) including revenue in-transit and related expenses at the operating segment level.

(2)	Revenues (excluding fuel surcharge), in millions, including revenue in-transit.

Schneider National, Inc.
Reconciliation of Non - GAAP Financial Measures
(unaudited)
In this earnings release, we present the following non-GAAP financial measures: (1) revenues (excluding fuel surcharge), (2) adjusted income from operations, (3) adjusted operating ratio, (4) adjusted net income, and (5) adjusted diluted earnings per share. We also provide reconciliations of these measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Management believes the use of each of these non-GAAP measures assists investors in understanding our business by (a) removing the impact of items from our operating results that, in our opinion, do not reflect our core operating performance, (b) providing investors with the same information our management uses internally to assess our core operating performance, and (c) presenting comparable financial results between periods. In addition, in the case of revenues (excluding fuel surcharge), we believe the measure is useful to investors because it isolates volume, price, and cost changes directly related to industry demand and the way we operate our business from the external factor of fluctuating fuel prices and the programs we have in place to manage fuel price fluctuations. Fuel-related costs and their impact on our industry are important to our results of operations, but they are often independent of other, more relevant factors affecting our results of operations and our industry.

Although we believe these non-GAAP measures are useful to investors, they have limitations as analytical tools and may not be comparable to similar measures disclosed by other companies. You should not consider the non-GAAP measures in this report in isolation or as substitutes for, or alternatives to, analysis of our results as reported under GAAP. The exclusion of unusual or infrequent items or other adjustments reflected in the non-GAAP measures should not be construed as an inference that our future results will not be affected by unusual or infrequent items or by other items similar to such adjustments. Our management compensates for these limitations by relying primarily on our GAAP results in addition to using the non-GAAP measures.

Revenues (excluding fuel surcharge)

We define “revenues (excluding fuel surcharge)” as operating revenues less fuel surcharge revenues, which are excluded from revenues at the segment level. Included below is a reconciliation of operating revenues, the most closely comparable GAAP financial measure, to revenues (excluding fuel surcharge).

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2019	2018	2019	2018
Operating revenues	$1,156.3	$1,321.6	$4,747.0	$4,977.0
Less: Fuel surcharge revenues	115.8	137.0	466.0	522.8
Revenues (excluding fuel surcharge)	$1,040.5	$1,184.6	$4,281.0	$4,454.2

Adjusted income from operations

We define “adjusted income from operations” as income from operations, adjusted to exclude material items that do not reflect our core operating performance. Included below is a reconciliation of income from operations, which is the most directly comparable GAAP measure, to adjusted income from operations. Excluded items for the periods shown are explained in the table and notes below.

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2019	2018	2019	2018
Income from operations	$78.1	$118.6	$207.8	$375.8
Litigation (1)	—	—	—	5.8
Goodwill impairment (2)	—	2.0	34.6	2.0
Restructuring charges (3)	13.3	—	63.7	—
Adjusted income from operations	$91.4	$120.6	$306.1	$383.6

(1)	Costs associated with the settlement of a lawsuit that challenged Washington State labor law compliance during 2018.

(2)	Goodwill impairment charges were recorded for our Asia and FTFM reporting units during 2018 and 2019, respectively.

(3)	Impairment losses, write-down of receivables, and other costs associated with the shutdown of the FTFM service offering.

Adjusted operating ratio

We define “adjusted operating ratio” as operating expenses, adjusted to exclude material items that do not reflect our core operating performance, divided by revenues (excluding fuel surcharge). Included below is a reconciliation of operating ratio, which is the most directly comparable GAAP measure, to adjusted operating ratio.

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except ratios)	2019	2018	2019	2018
Total operating expenses	$1,078.2	$1,203.0	$4,539.2	$4,601.2
Divide by: Operating revenues	1,156.3	1,321.6	4,747.0	4,977.0
Operating ratio	93.2%	91.0%	95.6%	92.4%

Total operating expenses	$1,078.2	$1,203.0	$4,539.2	$4,601.2
Adjusted for:
Fuel surcharge revenues	(115.8)	(137.0)	(466.0)	(522.8)
Litigation	—	—	—	(5.8)
Goodwill impairment	—	(2.0)	(34.6)	(2.0)
Restructuring charges	(13.3)	—	(63.7)	—
Adjusted total operating expenses	$949.1	$1,064.0	$3,974.9	$4,070.6

Operating revenues	$1,156.3	$1,321.6	$4,747.0	$4,977.0
Less: Fuel surcharge revenues	115.8	137.0	466.0	522.8
Revenues (excluding fuel surcharge)	$1,040.5	$1,184.6	$4,281.0	$4,454.2

Adjusted operating ratio	91.2%	89.8%	92.8%	91.4%

Adjusted net income

We define “adjusted net income” as net income, adjusted to exclude material items that do not reflect our core operating performance. Included below is a reconciliation of net income, which is the most directly comparable GAAP measure, to adjusted net income.

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2019	2018	2019	2018
Net income	$55.9	$84.8	$147.0	$268.9
Litigation	—	—	—	5.8
Goodwill impairment	—	2.0	34.6	2.0
Restructuring charges	13.3	—	63.7	—
Income tax effect of non-GAAP adjustments(1)	(3.4)	—	(25.1)	(1.5)
Adjusted net income	$65.8	$86.8	$220.2	$275.2

(1)
Our estimated tax rate on non-GAAP items is determined annually using the applicable consolidated federal and state effective tax rate, modified to remove the impact of tax credits and adjustments that are not applicable to the items in question. Due to the differences in the tax treatment of items excluded from non-GAAP income, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP items may differ from our GAAP tax rate and from our actual tax liabilities.

Adjusted diluted earnings per share (1)

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2019	2018	2019	2018
Diluted earnings per share	$0.32	$0.48	$0.83	$1.52
Non-GAAP adjustments, tax effected	0.06	0.01	0.41	0.03
Adjusted diluted earnings per share	$0.37	$0.49	$1.24	$1.55
(1) Table may not sum due to rounding.